Exhibit 99.1

News Release

Lockheed Martin Reports Second Quarter 2018 Results

•	Net sales of $13.4 billion

•	Net earnings of $1.2 billion, or $4.05 per share

•	Achieved backlog of $105 billion

•	Increases 2018 financial outlook for all metrics

BETHESDA, Md., July 24, 2018 – Lockheed Martin [NYSE: LMT] today reported second quarter 2018 net sales of $13.4 billion, compared to $12.6 billion in the second quarter of 2017. Net earnings in the second quarter of 2018 was $1.2 billion, or $4.05 per share, compared to $955 million, or $3.28 per share, in the second quarter of 2017. Net earnings in the second quarter of 2018 include special charges for severance and restructuring activities of $96 million, which reduced net earnings by $76 million, or $0.26 per share. Cash used for operations in the second quarter of 2018 was $(72) million after pension contributions of $2.0 billion, compared to cash from operations of $1.5 billion in the second quarter of 2017, with no pension contributions.

“The corporation achieved strong results in the second quarter, allowing us to increase our financial guidance for sales, profit, earnings per share and cash from operations,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “Our team remains dedicated to performing with excellence, providing affordable and innovative solutions for our customers, and generating outstanding value for our shareholders.”

Adoption of New Accounting Standards

As previously reported, effective Jan. 1, 2018, the corporation adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, as amended (commonly referred to as ASC 606), which changed the way the corporation recognizes revenue for certain contracts. In addition, effective Jan. 1, 2018, the corporation adopted ASU 2017-07, Compensation-Retirement Benefits, which changed the income statement presentation of certain components of pension and other postretirement benefit plan expense. The financial results for all periods presented in this news release have been adjusted to reflect the new methods of accounting.

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended		Six Months Ended
		June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
	Net sales	$13,398	$12,563	$25,033	$23,775

	Business segment operating profit[1]	$1,466	$1,347	$2,776	$2,438
	Unallocated items
	FAS/CAS operating adjustment	451	404	902	807
	Special item - severance and restructuring charges[2]	(96)	—	(96)	—
	Other, net	(26)	(35)	(62)	(127)
	Total unallocated items	329	369	744	680
	Consolidated operating profit	$1,795	$1,716	$3,520	$3,118

	Net earnings[2]	$1,163	$955	$2,320	$1,744

	Diluted earnings per share[2]	$4.05	$3.28	$8.07	$5.97

	Cash (used for) generated from operations[3]	$(72)	$1,544	$560	$3,210

1	Business segment operating profit is a non-GAAP measure. See the Non-GAAP Financial Measures section of this news release for more information.
2
Unallocated items for the second quarter and the first six months of 2018 includes severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems (RMS) business segment.

3	Cash from operations in the second quarter and first six months of 2018 is after pension contributions of $2.0 billion and $3.5 billion, respectively.

2018 Financial Outlook
The following tables and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update	April Outlook

	Net sales	$51,600 – $53,100	$50,350 – $51,850

	Business segment operating profit	$5,575 – $5,725	$5,315 – $5,465

	Net FAS/CAS pension adjustment[1]	~$1,010	~$1,010

	Diluted earnings per share	$16.75 – $17.05	$15.80 – $16.10

	Cash from operations	≥ $3,300	≥ $3,000

1
Consistent with the corporation's historical presentation, the net FAS/CAS pension adjustment is presented as a single amount and includes expected 2018 U.S. Government cost accounting standards (CAS) pension cost of approximately $2.4 billion and expected financial accounting standards (FAS) pension expense of approximately $1.4 billion. CAS pension cost and the service cost component of FAS pension expense will be included in operating profit as part of cost of sales. The non-service cost component of FAS pension expense will be included in non-operating expense on the corporation's consolidated statement of earnings. For additional detail on the corporation's FAS/CAS pension adjustment see the supplemental table included on page 19 of this news release.

Cash Deployment Activities

The corporation’s cash deployment activities in the second quarter of 2018 consisted of the following:

•	making contributions to its pension trust of $2.0 billion, compared to no contributions in the second quarter of 2017;

•	repurchasing 1.0 million shares for $310 million, compared to 1.9 million shares for $500 million in the second quarter of 2017;

•	paying cash dividends of $570 million, compared to $525 million in the second quarter of 2017; and

•	making capital expenditures of $264 million, compared to $278 million in the second quarter of 2017.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), RMS and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
Net sales
Aeronautics	$5,321	$4,922	$9,719	$9,042
Missiles and Fire Control	2,085	1,784	3,762	3,333
Rotary and Mission Systems	3,566	3,414	6,789	6,541
Space	2,426	2,443	4,763	4,859
Total net sales	$13,398	$12,563	$25,033	$23,775

Operating profit
Aeronautics	$572	$567	$1,046	$1,006
Missiles and Fire Control	279	253	540	487
Rotary and Mission Systems	341	271	652	399
Space	274	256	538	546
Total business segment operating profit	1,466	1,347	2,776	2,438
Unallocated items
FAS/CAS operating adjustment	451	404	902	807
Special item - severance and restructuring charges	(96)	—	(96)	—
Other, net	(26)	(35)	(62)	(127)
Total unallocated items	329	369	744	680
Total consolidated operating profit	$1,795	$1,716	$3,520	$3,118

Net sales of the business segments exclude intersegment sales as these activities are eliminated in consolidation. Operating profit of the business segments includes the corporation's share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the corporation’s business segments. In addition, operating profit of the corporation's business segments includes total pension costs recoverable on U.S. Government contracts as determined in accordance with CAS.
Operating profit of the business segments excludes the FAS/CAS operating adjustment, which represents the difference between the service cost component of pension expense recorded in accordance with FAS and CAS pension cost; the FAS non-service cost component for all postretirement benefit plans, which is recorded in other non-operating expense, net; expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and certain asset impairments; gains or losses from significant divestitures; the effects of certain legal settlements; corporate costs not allocated to the corporation’s business segments; and other miscellaneous corporate activities. Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.
In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over a period of time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, cost recoveries on severance and restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.

The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 32 percent of total segment operating profit in the second quarter of 2018, compared to approximately 38 percent in the second quarter of 2017.

Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
Net sales	$5,321	$4,922	$9,719	$9,042
Operating profit	$572	$567	$1,046	$1,006
Operating margin	10.7%	11.5%	10.8%	11.1%

Aeronautics’ net sales in the second quarter of 2018 increased $399 million, or 8 percent, compared to the same period in 2017. The increase was primarily attributable to higher net sales of approximately $370 million for the F-35 program due to increased production volume, partially offset by lower volume on development activities; and about $50 million for the F-22 program due to increased sustainment volume. These increases were partially offset by a decrease of approximately $70 million for the C-5 program due to lower production volume as the current modernization program nears completion.

Aeronautics’ operating profit in the second quarter of 2018 increased $5 million, or 1 percent, compared to the same period in 2017. Operating profit increased approximately $65 million for the F-35 program primarily due to increased volume on higher margin production contracts and new development activities, and better performance on sustainment. This increase was partially offset by a decrease of approximately $40 million for the C-5 program due to lower risk retirements and lower production volume; and about $20 million for the C-130 program due to lower volume and timing on sustainment programs. Adjustments not related to volume, including net profit booking rate adjustments, were $50 million lower in the second quarter of 2018 compared to the same period in 2017.

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
Net sales	$2,085	$1,784	$3,762	$3,333
Operating profit	$279	$253	$540	$487
Operating margin	13.4%	14.2%	14.4%	14.6%

MFC’s net sales in the second quarter of 2018 increased $301 million, or 17 percent, compared to the same period in 2017. The increase was primarily attributable to higher net sales of approximately $95 million for increased volume on classified programs; about $80 million for air and missile defense programs due to increased volume (primarily Terminal High Altitude Area Defense (THAAD) and Patriot Advanced Capability-3 (PAC-3)); about $70 million for sensors and global sustainment programs due to increased volume (primarily LANTIRN® and SNIPER®); and about $45 million for tactical missiles programs due to increased volume (primarily Precision Fires).

MFC’s operating profit in the second quarter of 2018 increased $26 million, or 10 percent, compared to the same period in 2017. Operating profit increased approximately $35 million for sensors and global sustainment programs due to increased risk retirements and higher volume (primarily LANTIRN® and SNIPER®); and about $35 million for air and missile defense programs due to increased risk retirements and higher volume (primarily THAAD and PAC-3). These increases were partially offset by a decrease of $50 million for tactical missile programs primarily due to a charge recorded in the second quarter of 2018 of approximately $65 million for performance matters on the Warrior Capability Sustainment Program, which relates to designing, developing and installing an upgraded turret. Adjustments not related to volume, including net profit booking rate adjustments, were comparable in the second quarter of 2018 to the same period in 2017.

Rotary and Mission Systems

(in millions)	Quarters Ended		Six Months Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
Net sales	$3,566	$3,414	$6,789	$6,541
Operating profit	$341	$271	$652	$399
Operating margin	9.6%	7.9%	9.6%	6.1%

RMS’ net sales in the second quarter of 2018 increased $152 million, or 4 percent, compared to the same period in 2017. The increase was primarily attributable to higher net sales of approximately $180 million for integrated warfare systems and sensors (IWSS) programs due to higher volume (primarily radar surveillance systems programs and Aegis); and about $105 million for C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to higher volume on various programs. These increases were partially offset by a decrease in net sales of approximately $105 million for Sikorsky helicopter programs. Sikorsky helicopter sales reflect lower volume for Black Hawk helicopters, partially offset by higher volume for CH-53K King Stallion helicopters.

RMS’ operating profit in the second quarter of 2018 increased $70 million, or 26 percent, compared to the same period in 2017. Operating profit increased approximately $40 million for IWSS programs due to increased risk retirements and higher volume (primarily radar surveillance systems programs and Aegis); and about $30 million for C6ISR programs due to favorable cost performance and higher volume on various programs. Operating profit increased about $10 million for Sikorsky helicopter programs due to favorable cost performance across the Sikorsky portfolio and better performance on the Multi-Year IX contract, which more than offset lower volume on the Multi-Year VIII contract. Adjustments not related to volume, including net profit booking rate adjustments, were about $20 million lower in the second quarter of 2018 compared to the same period in 2017.

Space

(in millions)	Quarters Ended		Six Months Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
Net sales	$2,426	$2,443	$4,763	$4,859
Operating profit	$274	$256	$538	$546
Operating margin	11.3%	10.5%	11.3%	11.2%

Space’s net sales in the second quarter of 2018 decreased $17 million, or 1 percent, compared to the same period in 2017. The decrease was primarily attributable to lower net sales of approximately $60 million for government satellite programs due to lower volume (primarily Advanced Extremely High Frequency systems (AEHF)); and about $20 million for commercial satellite programs due to lower volume. These decreases were partially offset by an increase of approximately $65 million for strategic and missile defense programs due to higher volume (primarily AWE Management Limited (AWE)).

Space's operating profit in the second quarter of 2018 increased $18 million, or 7 percent, compared to the same period in 2017. Operating profit increased approximately $25 million for strategic and missile defense programs due to increased risk retirements (primarily Fleet Ballistic Missiles); and about $25 million for commercial satellite programs, which reflect a lower amount of charges recorded for performance matters on certain programs. These increases were partially offset by a decrease of approximately $30 million for government satellite programs due to lower risk retirements and lower volume (primarily AEHF). Adjustments not related to volume, including net profit booking rate adjustments, were about $15 million higher in the second quarter of 2018, compared to the same period in 2017.

Total equity earnings recognized by Space (primarily ULA) represented approximately $50 million, or 18 percent, of Space’s operating profit in the second quarter of 2018, compared to approximately $45 million, or 18 percent, in the second quarter of 2017.

Income Taxes

The corporation’s effective income tax rate was 18.1 percent in the second quarter of 2018, compared to 28.8 percent in the second quarter of 2017. The lower rate for the second quarter of 2018 is primarily due to the reduction of the federal statutory rate from 35% to 21% as a result of the Tax Cuts and Jobs Act (the Tax Act) enacted in December 2017. The rates for both periods benefited from tax deductions for dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature, tax deductions for employee equity awards, and the research and development tax credit. The rate for the second quarter of 2018 benefited from the Tax Act’s deduction for foreign derived intangible income. The rate for the second quarter of 2017 also benefited from tax deductions for U.S. manufacturing activities, which the Tax Act repealed for years after 2017.

Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (GAAP) financial measures (as defined by U.S. Securities and Exchange Commission Regulation G). While the corporation believes that these non-GAAP financial measures may be useful in evaluating the financial performance of Lockheed Martin, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents the total earnings from the corporation's business segments before unallocated income and expense, interest expense, other non-operating income and expenses, and income tax expense. This measure is used by the corporation's senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2018 Financial Outlook
		Current Update	April Outlook

	Business segment operating profit (non-GAAP)	$5,575 – $5,725	$5,315 – $5,465
	FAS/CAS operating adjustment[1]	~1,805	~1,805
	Other, net[2,3]	~(270)	~(175)
	Consolidated operating profit (GAAP)	$7,110 – $7,260	$6,945 – $7,095

1
Refer to the supplemental table on page 19 of this news release for a detail of the FAS/CAS operating adjustment, which excludes $795 million of expected non-service cost that will be recorded in other non-operating expense, net in accordance with ASU 2017-07.

2
Other, net presented above previously included $75 million of expected non-service cost related to the corporation's non-qualified and other postretirement benefit plans, which is recorded in other non-operating expense, net in accordance with ASU 2017-07.

3
Other, net included in the Current Update above includes severance and restructuring charges totaling $96 million recorded during the second quarter of 2018 associated with planned workforce reductions and the consolidation of certain operations at the corporation's RMS business segment.

Conference Call Information

Lockheed Martin will webcast live its second quarter 2018 earnings results conference call (listen-only mode) on Tuesday, July 24, 2018, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 100,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:
Bill Phelps, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
Kelly Stevens, 301-897-6455; kelly.stevens@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•
the corporation’s reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and the corporation’s ability to negotiate favorable contract terms;

•	budget uncertainty; affordability initiatives; the risk of future sequestration under the Budget Control Act of 2011 or other budget cuts;

•
risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including the corporation’s largest, the F-35 program;

•	economic, industry, business and political conditions including their effects on governmental policy (including trade policy and sanctions);

•
the corporation's success expanding into and doing business in adjacent markets and internationally; the differing risks posed by international sales, including those involving commercial relationships with unfamiliar customers and different cultures; our ability to recover investments, which is frequently dependent upon the successful operation of ventures that we do not control; and changes in foreign national priorities, and foreign government budgets;

•	the competitive environment for the corporation’s products and services, including increased pricing pressures, competition from outside the aerospace and defense industry, and increased bid protests;

•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;

•	the performance and financial viability of key suppliers, teammates, ventures, venture partners, subcontractors and customers;

•	the timing and customer acceptance of product deliveries;

•
the corporation’s ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;

•	the impact of cyber or other security threats or other disruptions to the corporation’s businesses;

•
the corporation’s ability to implement and continue capitalization changes such as share repurchases and dividend payments, pension funding as well as the pace and effect of any such capitalization changes;

•	the corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;

•	the accuracy of the corporation’s estimates and projections;

•	movements in interest rates and other changes that may affect pension plan assumptions, equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;

•
realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;

•
risk of an impairment of goodwill, investments or other long-term assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the acquisition of the Sikorsky business and the potential impairment of our equity investment in Advanced Military Maintenance, Repair and Overhaul Center LLC (AMMROC);

•	the adequacy of the corporation’s insurance and indemnities;

•
the effect of changes in (or the interpretation of): legislation, regulation or policy, including those applicable to procurement (including aggressive government positions seeking intellectual property and broad license rights to use and have others use such intellectual property), cost allowability or recovery, accounting, taxation (including the impact of the Tax Cuts and Jobs Act), or export; and

•
the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2017 and subsequent quarterly reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

	Quarters Ended		Six Months Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
Net sales	$13,398	$12,563	$25,033	$23,775
Cost of sales	(11,645)	(10,907)	(21,622)	(20,713)
Gross profit	1,753	1,656	3,411	3,062
Other income, net	42	60	109	56
Operating profit	1,795	1,716	3,520	3,118
Interest expense	(165)	(160)	(320)	(315)
Other non-operating expense, net	(210)	(214)	(420)	(426)
Earnings before income taxes	1,420	1,342	2,780	2,377
Income tax expense	(257)	(387)	(460)	(633)
Net earnings	$1,163	$955	$2,320	$1,744
Effective tax rate	18.1%	28.8%	16.5%	26.6%

Earnings per common share
Basic	$4.08	$3.31	$8.13	$6.03
Diluted	$4.05	$3.28	$8.07	$5.97

Weighted average shares outstanding
Basic	285.0	288.5	285.2	289.2
Diluted	287.1	291.2	287.5	292.0

Common shares reported in stockholders' equity at end of period			283	286

[1]
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 24 for the second quarter of 2018 and June 25 for the second quarter of 2017. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended			Six Months Ended
	June 24, 2018	June 25, 2017	% Change	June 24, 2018	June 25, 2017	% Change
Net sales
Aeronautics	$5,321	$4,922	8%	$9,719	$9,042	7%
Missiles and Fire Control	2,085	1,784	17%	3,762	3,333	13%
Rotary and Mission Systems	3,566	3,414	4%	6,789	6,541	4%
Space	2,426	2,443	(1)%	4,763	4,859	(2)%
Total net sales	$13,398	$12,563	7%	$25,033	$23,775	5%

Operating profit
Aeronautics	$572	$567	1%	$1,046	$1,006	4%
Missiles and Fire Control	279	253	10%	540	487	11%
Rotary and Mission Systems	341	271	26%	652	399	63%
Space	274	256	7%	538	546	(1)%
Total business segment operating profit	1,466	1,347	9%	2,776	2,438	14%
Unallocated items
FAS/CAS operating adjustment	451	404		902	807
Special item - severance and restructuring charges[1]	(96)	—		(96)	—
Other, net	(26)	(35)		(62)	(127)
Total unallocated items	329	369	(11)%	744	680	9%
Total consolidated operating profit	$1,795	$1,716	5%	$3,520	$3,118	13%

Operating margin
Aeronautics	10.7%	11.5%		10.8%	11.1%
Missiles and Fire Control	13.4%	14.2%		14.4%	14.6%
Rotary and Mission Systems	9.6%	7.9%		9.6%	6.1%
Space	11.3%	10.5%		11.3%	11.2%
Total business segment operating margin	10.9%	10.7%		11.1%	10.3%

Total consolidated operating margin	13.4%	13.7%		14.1%	13.1%

[1]
Unallocated items for the second quarter and the first six months of 2018 include severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems (RMS) business segment.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited; in millions, except par value)

	June 24, 2018	Dec. 31, 2017
Assets
Current assets
Cash and cash equivalents	$1,181	$2,861
Receivables, net	2,482	2,265
Contract assets	9,281	7,992
Inventories	3,038	2,878
Other current assets	522	1,509
Total current assets	16,504	17,505

Property, plant and equipment, net	5,786	5,775
Goodwill	10,781	10,807
Intangible assets, net	3,646	3,797
Deferred income taxes	3,051	3,156
Other noncurrent assets	5,357	5,580
Total assets	$45,125	$46,620

Liabilities and equity
Current liabilities
Accounts payable	$2,675	$1,467
Contract liabilities	6,413	7,028
Salaries, benefits and payroll taxes	2,051	1,785
Current maturities of long-term debt	750	750
Other current liabilities	1,992	1,883
Total current liabilities	13,881	12,913

Long-term debt, net	13,479	13,513
Accrued pension liabilities	12,196	15,703
Other postretirement benefit liabilities	706	719
Other noncurrent liabilities	4,384	4,548
Total liabilities	44,646	47,396

Stockholders’ equity
Common stock, $1 par value per share	283	284
Additional paid-in capital	—	—
Retained earnings	14,528	11,405
Accumulated other comprehensive loss	(14,395)	(12,539)
Total stockholders’ equity (deficit)	416	(850)
Noncontrolling interests in subsidiary	63	74
Total equity (deficit)	479	(776)
Total liabilities and equity	$45,125	$46,620

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Six Months Ended
	June 24, 2018	June 25, 2017
Operating activities
Net earnings	$2,320	$1,744
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	566	581
Stock-based compensation	98	101
Severance and restructuring charges	96	—
Changes in assets and liabilities
Receivables, net	(217)	(619)
Contract assets	(1,289)	(170)
Inventories	(160)	(38)
Accounts payable	1,224	940
Contract liabilities	(615)	(388)
Postretirement benefit plans	(2,790)	685
Income taxes	928	3
Other, net	399	371
Net cash provided by operating activities	560	3,210

Investing activities
Capital expenditures	(480)	(448)
Other, net	151	9
Net cash used for investing activities	(329)	(439)

Financing activities
Dividends paid	(1,156)	(1,069)
Repurchases of common stock	(610)	(1,000)
Other, net	(145)	(87)
Net cash used for financing activities	(1,911)	(2,156)

Net change in cash and cash equivalents	(1,680)	615
Cash and cash equivalents at beginning of period	2,861	1,837
Cash and cash equivalents at end of period	$1,181	$2,452

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Noncontrolling Interests in Subsidiary	Total Equity
Balance at Dec. 31, 2017	$284	$—	$11,405	$(12,539)	$(850)	$74	$(776)
Net earnings	—	—	2,320	—	2,320	—	2,320
Other comprehensive income, net of tax[1]	—	—	—	552	552	—	552
Repurchases of common stock	(2)	(161)	(460)	—	(623)	—	(623)
Dividends declared[2]	—	—	(1,145)	—	(1,145)	—	(1,145)
Stock-based awards, ESOP activity and other	1	161	—	—	162	—	162
Reclassification of effects from tax reform[3]	—	—	2,408	(2,408)	—	—	—
Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(11)	(11)
Balance at June 24, 2018	$283	$—	$14,528	$(14,395)	$416	$63	$479

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.

[2]
Represents dividends of $2.00 per share declared for the first and second quarters of 2018. On June 28, 2018, subsequent to the end of the corporation's second quarter, the corporation declared its third quarter dividend of $2.00 per share.

[3]
In the first quarter of 2018, the corporation adopted ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. Accordingly, the corporation reclassified the stranded income tax effects in accumulated other comprehensive loss resulting from the Tax Cuts and Jobs Act to retained earnings.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for deliveries)

	2018 Outlook	2017 Actual
Total FAS expense and CAS costs
FAS pension expense	$(1,425)	$(1,372)
Less: CAS pension cost	2,435	2,248
Net FAS/CAS pension adjustment	$1,010	$876

Service and non-service cost reconciliation
FAS pension service cost	$(630)	$(635)
Less: CAS pension cost	2,435	2,248
FAS/CAS operating adjustment	1,805	1,613
Non-operating FAS pension expense	(795)	(737)
Net FAS/CAS pension adjustment	$1,010	$876

Backlog	June 24, 2018	Dec. 31, 2017
Aeronautics	$36,639	$35,692
Missiles and Fire Control	19,167	17,729
Rotary and Mission Systems	29,106	30,030
Space	20,091	22,042
Total backlog	$105,003	$105,493

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
F-35	25	14	39	29
F-16	—	3	—	5
C-130J	8	6	11	11
C-5	2	3	3	4
Government helicopter programs	29	39	47	71
Commercial helicopter programs	—	3	1	3
International military helicopter programs	—	—	1	1